EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Year Ended December 31, (a)(b)
BASIC	2003	2002	2001	2000	1999
Income from continuing operations	$537,632	$455,042	$310,920	$170,177	$108,387
Deduct: dividends on convertible preferred stock	—	—	—	—	(3,980)

Income available to common stockholders	537,632	455,042	310,920	170,177	104,407
Gain (loss) from discontinued operations, net of tax	—	27,253	—	(601,146)	(190,760)
Cumulative effect of change in accounting principles, net of tax	—	(252,194)	(12,001)	—	—

Net income (loss) applicable to common shares	$537,632	$230,101	$298,919	$(430,969)	$(86,353)

Applicable Shares for Computation of Income (Loss) per Share:
Weighted average common shares outstanding	437,020	435,790	430,983	426,166	414,186

Basic Income (Loss) Per Common Share:
Income from continuing operations	$1.23	$1.04	$0.72	$0.40	$0.25
Gain (loss) from discontinued operations	—	0.06	—	(1.41)	(0.46)
Cumulative effect of change in accounting principles	—	(0.58)	(0.03)	—	—

Net income (loss) per common share	$1.23	$0.52	$0.69	$(1.01)	$(0.21)

(a)	Consolidated financial information for 1999 has been restated retroactively for the effects of the May 1999 merger with The Learning Company, Inc. ("Learning Company"), accounted for as a pooling of interests. As more fully described in Note 14 to the consolidated financial statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated statements of operations were reclassified to segregate the operating results of the Consumer Software segment.

(b)	Per share data reflect the retroactive effect of the merger with Learning Company in 1999.

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Year Ended December 31, (a)(b)
DILUTED	2003	2002	2001	2000	1999
Income from continuing operations	$537,632	$455,042	$310,920	$170,177	$108,387
Deduct: dividends on convertible preferred stock	—	—	—	—	(3,980)

Income available to common stockholders	537,632	455,042	310,920	170,177	104,407
Gain (loss) from discontinued operations, net of tax	—	27,253	—	(601,146)	(190,760)
Cumulative effect of change in accounting principles, net of tax	—	(252,194)	(12,001)	—	—

Net income (loss) applicable to common shares	$537,632	$230,101	$298,919	$(430,969)	$(86,353)

Applicable Shares for Computation of Income (Loss) Per Share:
Weighted average common shares outstanding	437,020	435,790	430,983	426,166	414,186
Weighted average common equivalent shares arising from:
Dilutive stock options	5,211	5,355	4,765	960	3,920
Assumed conversion of convertible preferred stock	—	—	—	—	6,510
Stock subscription and other warrants	—	147	418	—	606
Nonvested stock	—	—	—	—	59

Weighted average number of common and common equivalent shares	442,231	441,292	436,166	427,126	425,281

Diluted Income (Loss) Per Common Share:
Income from continuing operations	$1.22	$1.03	$0.71	$0.40	$0.25
Gain (loss) from discontinued operations	—	0.06	—	(1.41)	(0.45)
Cumulative effect of change in accounting principles	—	(0.57)	(0.03)	—	—

Net income (loss) per common share	$1.22	$0.52	$0.68	$(1.01)	$(0.20)

(a)	Consolidated financial information for 1999 has been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. As more fully described in Note 14 to the consolidated financial statements, the Consumer Software segment, which was comprised primarily of Learning Company, was reported as a discontinued operation effective March 31, 2000, and the consolidated statements of operations were reclassified to segregate the operating results of the Consumer Software segment.

(b)	Per share data reflect the retroactive effect of the merger with Learning Company in 1999.